Exhibit 12
                             U S WEST, Inc.
                   RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollars in Millions)

                                                   Quarter Ended
                                                 3/31/98   3/31/97
------------------------------------------      --------  --------
Income before income taxes and
  extraordinary item                           $    365  $    400
Interest expense (net of amounts
  capitalized)                                      247       278
Interest factor on rentals (1/3)                     25        25
Equity losses in unconsolidated
  ventures (less than 50% owned)                     75       105
Guaranteed minority interest expense                 22        22
                                                --------  --------
Earnings                                       $    734  $    830

Interest expense                               $    263  $    288
Interest factor on rentals (1/3)                     25        25
Guaranteed minority interest expense                 22        22
                                                --------  --------
Fixed charges                                  $    310  $    335

Ratio of earnings to fixed charges                 2.37      2.48

------------------------------------------      --------  --------